UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement  [  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

[  ] Definitive Information Statement

POSITIVEID CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

POSITIVEID CORPORATION

1690 SOUTH CONGRESS AVENUE, SUITE 201

DELRAY BEACH, FLORIDA 33445

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of PositiveID Corporation:

The accompanying Information Statement is being furnished to the holders (“Stockholders”) of shares of the common stock, par value $0.01 per share (“Common Stock”), of PositiveID Corporation, a Delaware corporation (the “Company” or “PositiveID”). The Board of Directors (the “Board”) is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that on May 19, 2016, the Company received written consent in lieu of a meeting of Stockholders (the “Written Consent”) from holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company and a unanimous written consent of the Board to approve the following:

●

to adopt, at the Board’s discretion, a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 3,900,000,000 shares to 9,900,000,000 shares, such that the capital stock of the Company will consist of 9,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Amendment”).

The Amendment is more fully described in the accompanying Information Statement. The Written Consent was in accordance with the Delaware General Corporation Law, our Certificate of Incorporation and our bylaws, each of which permits that any action which may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the voting power of the Company’s stockholders to approve the action at a meeting. The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the actions taken by the Written Consent before they become effective.

We are furnishing this Information Statement to Stockholders in satisfaction of the notice requirement under Section 228 of the Delaware General Corporation Law (“DGCL”). No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to Stockholders as a result of the approval of the Amendment.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Amendment can be filed with the Secretary of State of the State of Delaware and become effective is twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders. A form of the Amendment is attached to this Information Statement as Annex A.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT [         ], 2016. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

[ ], 2016
William J. Caragol Chairman of the Board of Directors Chief Executive Officer

POSITIVEID CORPORATION

1690 SOUTH CONGRESS AVENUE, SUITE 201

DELRAY BEACH, FLORIDA 33445

INFORMATION STATEMENT

[              ], 2016

Action by Written Consent of Majority Stockholders

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to PositiveID Corporation, a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

This Information Statement is being furnished by the Board of Directors of the Company (the “Board”), to inform the holders (“Stockholders”) of common stock, par value $0.01 per share (the “Common Stock”), as of May 18, 2016, of action already approved by written consent (the “Written Consent”) of holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company on May 19, 2016.

Action by Written Consent

The following actions were approved by holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company pursuant to the Written Consent, in lieu of a special meeting:

●

to adopt, at the Board’s discretion, a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the Company’s authorized capital stock from 3,900,000,000 shares to 9,900,000,000 shares, such that the capital stock of the Company will consist of 9,895,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Amendment”).

This Information Statement is being furnished to all of our Stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our Stockholders of the Actions taken by the Written Consent before they become effective.

The Board has fixed the close of business on May 18, 2016, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement. This Information Statement will be mailed on or about [       ], 2016 to Stockholders of Record as of the Record Date.

Pursuant to the Written Consent, holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company approved the Amendment (collectively, the “Actions”).

The Actions were unanimously approved by our Board on May 19, 2016.

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board and the holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

This Information Statement is being furnished to you pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, to notify our Stockholders of certain corporate actions taken by the holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company pursuant to the Written Consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Actions as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the holders of shares of voting securities representing approximately 68.8% of the total issued and outstanding shares of voting stock of the Company to reduce the costs and implement the Actions in a timely manner.

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date is entitled to notice of the Actions to be taken pursuant to the Written Consent.

What Vote is Required to Approve the Actions?

As of the Record Date, there were 604,141,071 shares of our Common Stock issued and outstanding, 2,025 shares of Series I Preferred Stock, which are convertible into 85,373,694 shares of Common Stock, issued and outstanding (the “Series I Conversion Shares”), and 125 shares of Series J Preferred Stock issued and outstanding. The Series J Preferred Stock does not have voting rights. As each Series I Conversion Share has the equivalent of 25 votes on each matter submitted to stockholders, the holders of the Series I Preferred Stock have control of 2,134,342,344 voting shares.

Our majority stockholders consist of our CEO, acting CFO and Chairman, William J. Caragol, our President, Lyle L. Probst, and our three non-employee directors, Jeffrey Cobb, Michael Krawitz, and Ned L. Siegel (collectively, the “Majority Stockholders”). As of the Record Date, the Majority Stockholders held 4,673,390 shares of Common Stock, and 1,975 shares of our Series I Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”). As detailed on this page, the Majority Stockholders’ holdings represent approximately 68.8% of the total outstanding voting shares.

Accordingly, the total aggregate amount of shares entitled to vote regarding the approval of the Amendment is 2,738,483,415. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 1,369,241,708 votes, are required to approve the Actions by written consent. The Majority Stockholders, which hold in the aggregate 1,884,664,401 shares entitled to vote (and therefore having 68.8% of the total voting power of all outstanding voting capital), have voted in favor of the Actions thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent. Therefore, no other stockholder consents will be obtained in connection with this Information Statement.

Series I Convertible Preferred Stock

On September 30, 2013, the Company issued 413 shares of Series I Preferred Stock to the Majority Stockholders and one other executive. On December 31, 2013 and January 14, 2014, an additional 587 shares of Series I were issued for 2013 and 2014 management and director compensation. On January 12, 2015, an additional 625 shares of Series I were issued for 2014 management incentive compensation and 2015 director compensation as well as compensation to one consultant. On December 22, 2015, an additional 400 shares of Series I were issued for 2016 management and director equity compensation. Each share of the Series I Preferred Stock is convertible into the Company’s Common Stock, at stated value plus accrued dividends, at the closing bid price on the issuance date, any time at the option of the holder and by the Company in the event that the Company’s closing stock price exceeds 400% of the conversion price for 20 consecutive trading days. The Series I Preferred Stock has voting rights equivalent to 25 votes per common share equivalent. As of the Record Date, there were 2,025 shares of Series I Preferred Stock outstanding which means there are 85,373,694 Series I Conversion Shares outstanding and entitled to vote at the Special Meeting. As each Series I Conversion Share has the equivalent of 25 votes on each matter submitted to stockholders, there are a total of 2,134,342,344 voting shares held by the holders of the Series I Conversion Shares.

Series J Convertible Preferred Stock

On October 21, 2015, the Company entered into an agreement to acquire all of the outstanding capital stock of Thermomedics, Inc., a Nevada corporation (“Thermomedics”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) by and between PositiveID and Sanomedics Inc., a Delaware corporation (“Seller”), the shareholder of Thermomedics (collectively the “Acquisition”). On December 4, 2015, the Company into a First Amendment to the Stock Purchase Agreement with the Seller. The Company, the Seller, and Thermomedics also entered into a Management Services and Control Agreement (the “Control Agreement”), dated December 4, 2015, whereby the Company was appointed the manager of Thermomedics. On March 4, 2016, The Company, the Seller, and Thermomedics entered into a letter agreement (the “March Agreement”), which included an amendment to the Control Agreement, an agreement to terminate intercompany indebtedness, and an agreement for the transfer of Thermomedics’ intellectual property. As a result of the Company assuming control of Thermomedics on December 4, 2015, the Company determined, pursuant to ASC 805-10-25-6, that December 4, 2015 was the acquisition date of Thermomedics for accounting purposes and began consolidating the balance sheet and results of operations of Thermomedics as of that date.

Upon the closing of the Acquisition, the Company shall issue 125 shares of Series J Convertible Preferred Stock of PositiveID. As of the Record Date the shares are convertible into 12,993,763 of Common Stock. The closing of the transaction contemplated by the Purchase Agreement, as amended, is expected to occur in the second quarter of 2016 pending the satisfaction by Seller of certain closing conditions.

An additional earn-out payment (the “2016 Earn-Out Payment”) may be earned by the Seller for the fiscal year that will end on December 31, 2016. Such 2016 Earn-Out Payment, if any, will consist of up to 563 shares of Series J Convertible Preferred Stock. Such sum will be due within 90 days of the preparation of the Company 2016 Statement of Operations.

An additional earn-out payment (the “2017 Earn-Out Payment”) may be earned by the Seller for the fiscal year that will end on December 31, 2017. Such 2017 Earn-Out Payment, if any, will consist of up to 563 shares of Series J Convertible Preferred Stock. Such sum will be due within 90 days of the preparation of the Company 2017 Statement of Operations.

Approximately 155 days after the closing, Sanomedics will receive up to 100 shares of Series J Convertible Preferred Stock if the Final Closing Net Working Capital is higher than the Initial Net Working Capital, then promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to release to Seller, an amount in shares of Preferred Stock equal to the amount by which the Final Closing Net Working Capital exceeds the Initial Net Working Capital; provided that, in no event shall more than 100 shares of Preferred Stock be issued to Seller.

Until the one-year anniversary of the date of closing, 25 shares of Series J Convertible Preferred Stock will be held back for purposes of potential indemnification of the Company. If no indemnification claims are made, then the 25 shares will be given to the Seller on the one-year anniversary of the date of closing.

The Series J Convertible Preferred Stock has 1,700 shares designated and an initial liquidation, or stated, value of $1,000 per share (“Stated Value”). The Stated Value will not be subject to increase without the consent of the holders (each a “Holder” and collectively, the “Holders”) of a majority of the outstanding shares of Series J Convertible Preferred Stock.

Shares of Series J Convertible Preferred Stock are non-voting on any matters requiring shareholder vote and are not entitled to dividends.

At any time after the date of the issuance of shares of Series J Convertible Preferred Stock (each respectively an “Issuance Date”), the Corporation will have the right, at the Corporation’s option, to redeem all or any portion of the shares of Series J Convertible Preferred Stock at a price per share equal to 100% of the Stated Value of the shares being redeemed.

To convert the shares of the Series J Convertible Preferred Stock into shares of Common Stock on any date following the six month anniversary of the Issuance Date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation’s designated transfer agent (the “Transfer Agent”) with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the shares of the Series J Convertible Preferred Stock being converted (or a letter attesting to their loss, theft or destruction with respect to such shares in the case of their loss, theft or destruction) (the “Series J Certificate”), duly endorsed for transfer. Any conversion will be limited by: (i) Holder may not make more than one conversion every five Trading Days, and (ii) the amount of Conversion Shares at any conversion may not be more than the Conversion Limit (as defined in the Series J Convertible Preferred Stock Certificate of Designation).

The following table sets forth the name of the Majority Stockholders, the number of shares of Common Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Actions (each share of Common Stock held entitles the holder to one vote), and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof:

	Number of shares of Common Stock/Series I Preferred Stock held by such Stockholder
Name of Majority Stockholders	Common Stock	Series I Preferred Stock	Series I on an as- Converted Basis	Votes of Series I on an as- Converted Basis	Number of Votes that Voted in Favor of the Actions	Percentage of Voting Equity that Voted in Favor of the Actions
William J. Caragol	2,233,416	956	40,603,953	1,015,098,831	1,017,332,247	37.2%
Lyle L. Probst	611,298	415	18,135,104	453,377,612	453,988,910	16.6%
Jeffrey Cobb	574,800	138	5,604,803	140,120,064	140,694,864	5.1%
Michael Krawitz	622,800	151	6,022,959	150,573,983	151,196,783	5.5%
Ned L. Siegel	631,076	114	4,832,821	120,820,520	121,451,596	4.4%
Total	4,673,390	1,774	75,199,640	1,879,991,011	1,884,664,401	68.8%

Do I have appraisal rights?

Neither the DGCL nor our Certificate of Incorporation or bylaws provide our Stockholders with appraisal rights in connection with any of the Actions discussed in this Information Statement.

ACTION TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the action approved by the Board and the Majority Stockholders.

AMENDMENT TO CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 3,895,000,000 SHARES TO 9,895,000,000 SHARES

The Company’s Certificate of Incorporation authorized the issuance of 3,900,000,000 shares of capital stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value of $0.01 per share. On May 19, 2016 the Board approved the Amendment, which is attached hereto as Exhibit A, to increase the Company’s authorized capital stock from 3,900,000,000 shares to 9,900,000,000 shares, such that the capital stock of the Company will consist of 9,895,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.

The Company’s leadership, at its discretion, plans to file the Amendment with the Secretary of State of Delaware. The increase in our authorized Common Stock will become effective on the date of filing.

Reason for Increase in Authorized Shares

The general purpose and effect of the amendment to the Company’s Certificate in authorizing nine billion, nine hundred million (9,900,000,000) shares of capital stock is to facilitate existing and future financing agreements, if any, which often include the requirement to provide irrevocable reserve of common shares in excess of shares currently issuable under the financing agreements, which enables the Company to continue its current business operations.

On May 19, 2016, our Majority Stockholders and our Board approved a resolution to file the Amendment to increase the authorized number of shares of our capital stock from 3,900,000,000 shares to 9,900,000,000 shares, such that the capital stock of the company will consist of 8,895,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. The rationale for the increase in authorized shares is primarily related to the need to provide contractual reserves supporting a 300-400% reserve requirement on convertible notes. The Company increased its authorized capital stock from 475,000,000 to 3,900,000,000 over the course of 15 months (December 8, 2014 to February 25, 2016). The Company issued six million dollars ($6,000,000) in convertible notes in 2015, which are convertible into approximately 1,400,000,000 shares of Common Stock. Therefore, the reserve requirement is approximately 5,600,000,000 shares of Common Stock. Furthermore, if the Company’s stock price declines, the amount of shares required to be held in reserve increases and, in many cases, the Company is obligated to adjust the share reserves accordingly.

The Company expects to continue to use convertible notes as a significant source of its funding for the next twelve (12) months. The management of the Company will continue to strive to reduce and ultimately eliminate the need for convertible note financing.

On April 8, 2016, the Company received a written consent in lieu of a meeting of stockholders from the Majority Stockholders and a unanimous written consent of the Board granting discretionary authority to the Board, at any time or times for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Certificate of Incorporation, to effect a reverse stock split at a ratio in the range of 1 for 10 to 1 for 50, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

The Board expects the Company to file the Amendment increase the number of authorized shares of Common Stock twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders. It is not the Board’s intention at this time to amend its Certificate of Incorporation to effect the Reverse Stock as well. Our Board believes that having the discretionary authority to effect the Reverse Stock Split (even after the filing of the Amendment) is desirable to provide us with the flexibility to meet our business needs as they arise, to take advantage of favorable opportunities, and to respond to a changing environment.

A copy of the Amendment is attached to this information statement as Annex A.

As of the Record Date, our capitalization was as follows:

Shares of our Common Stock authorized for issuance	3,895,000,000

Shares of our Common Stock issued and outstanding as of the Record Date	604,141,071

Shares of our Common Stock issuable upon the exercise of outstanding stock options having a weighted exercise price of $0.07 per share, under and outside of our stock plans	65,896,288

Shares of our Common Stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.04 per share	14,640,000

Shares of our Common Stock held in reserve for convertible notes *	2,132,274,076

Shares of our Common Stock issuable upon conversion of Series I Convertible Preferred Stock	85,373,694

Shares of our Common Stock issuable upon conversion of Series J Convertible Preferred Stock **	12,993,763

Total number of shares available for issuance as of the Record Date	979,681,108

* These numbers reflect current contractually reserved shares held for future conversions of existing convertible notes. Most convertible notes require that share reserves be established equal to between three to four times the number of shares to be issued upon conversion, based on current market prices of our Common Stock.

** 125 shares of Series J Preferred Stock have been issued and are being held in escrow pursuant to the terms of the First Amendment to the Stock Purchase Agreement with Sanomedics Inc., the shareholder of Thermomedics, Inc. The amount of Series J Convertible Preferred Stock, if any, to be issued pursuant to the 2016 and 2017 “Earn-Out Payment” is unknown at this time. An “Earn-Out Payment”, if any, will consist of twenty five percent (25%) cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) shares of preferred stock of the Buyer (up to 563 shares of Series J Convertible Preferred Stock of the Buyer). The Earn-Out Payment will be calculated based on the audited statement of operations of the Company for the year that will end on December 31, 2016 and 2017, respectively.

The actual amount of the “Earn-Out Payment” for fiscal year 2016 will be equal to (i) the amount by which the revenues shown on the Company 2016 Statement of Operations exceeds One Million Dollars ($1,000,000) (ii) multiplied by 3. which amount shall in no event exceed the 2016 Threshold Earn-Out Amount. The actual amount of the “Earn-Out Payment” for fiscal year 2017 will be equal to (i) the amount by which the revenues shown on the Company 2017 Statement of Operations exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (ii) multiplied by 2.5, which amount shall in no event exceed the 2017 Threshold Earn-Out Amount. The 2017 Threshold Earn-Out Amount shall be increased by an amount equal to the 2016 Threshold Earn-Out Amount less the actual 2016 Earn-Out Payment earned by, and paid to, Seller. In the event that the 2016 Threshold Earn-Out Amount does not exceed the actual 2016 Earn-Out Payment earned by, and paid to, Seller, no adjustments shall be made to the 2017 Threshold Earn-Out Amount.

Advantages, Disadvantages and Effects of the Proposed Increase in the Authorized Common Stock

In addition to the foregoing, in our efforts to further our business, our Board may seek to complete additional financings in the near future. If and when we do determine to pursue an additional financing or business transaction, having additional authorized capital available for issuance in the future will give us flexibility and may allow such shares to be issued without the expense and delay of another shareholder meeting.

Additionally, at this time, the increase in authorized shares of Common Stock is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

Further, there are certain advantages and disadvantages of an increase in our authorized stock. The advantages include, among others, the ability to raise capital by issuing capital stock under the transactions described above, or other financing transactions, and to have shares of our capital stock available to pursue business expansion opportunities, if any. The disadvantages include, among others, the issuance of additional shares of our capital stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences. In addition, shareholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future and, therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing shareholders.

Authorized, but unissued shares of Common Stock, may be used by the Company for any purpose permitted under Delaware law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers, directors, and service providers, and entering into transactions that the Board believes provide the potential for growth and profit. Although, except as discussed hereof, we presently have no plan, commitment, arrangement, understanding or agreement to issue additional shares of Common Stock (except pursuant to employee benefit plans or outstanding derivative securities), the Company may, in the future, issue Common Stock in connection with the activities described above or otherwise.

The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing shareholders. However, as discussed above, if the shareholders approve the proposed amendment, our Board may cause the issuance of additional shares without further vote of our shareholders. These future issuances may be dilutive to our current common shareholders and may cause a reduction in the market price of our Common Stock. Current holders of Common Stock do not have preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of our current shareholders and could result in dilution to our current shareholders.

As discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this Action. For example, in the event of a hostile attempt to obtain control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board is not aware of any attempt to take control of the Company, and our Board has not presented this Action with the intent that it be utilized as a type of anti-takeover device.

No Dissenters’ Rights

Under the DGCL, the Company’s Stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide Stockholders with any such right.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “Action by Written Consent,” the Board and Majority Stockholders of the Company further approved the Amendment. The Company’s officers hold preferred shares that give them voting control of the Company.

As of May 19, 2016 our officers, directors and management (in addition to the five people who make up the Majority Stockholders, this includes Allison Tomek, our Senior Vice President of Corporate Development, and Kimothy Smith, our Chief Technology Advisor) have an aggregate of 2,099,106,316 votes on any matter brought to a vote of the holders of our Common Stock, or up to 76.7% of the total vote, including an aggregate 2,094,134,962 votes, or up to 76.5% of the total vote, through the ownership of Series I Preferred Stock. As a result, our officers, directors, and management have voting control over the 2,738,483,415 of the outstanding voting shares of the Company.

Except the foregoing and disclosed elsewhere in this Information Statement, since January 1, 2016, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;

2.	Any proposed nominee for election as a director of our corporation; and

3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership Of Certain Beneficial Owners And Management.”

OUTSTANDING VOTING SECURITIES

As of the Record Date related to the Written Consent, the Company had 604,141,071 shares of Common Stock issued and outstanding, and there were 2,025 shares of Series I Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Each share of Series I Preferred stock is entitled to 25 votes for each share of Common Stock that the Series I Preferred stock is convertible into, which is the equivalent of 2,134,342,344 votes as of the Record Date.

On May 19, 2016, the holders of 68.8% of the voting rights, equivalent to 1,884,664,401 voting shares (including shares of our Series I Preferred Stock on an as-converted basis), executed and delivered to the Company the Written Consent approving the Actions set forth herein. Since the Actions have been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DGCL provides in substance that unless the Company’s certificate of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our Common Stock as of May 18, 2016 by:

●	each of our directors;

●	each of our named executive officers;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown opposite such person’s name. The percentage of beneficial ownership is based on 604,141,071 shares of our Common Stock outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o PositiveID Corporation, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. Including the voting rights associated with the Company’s 2,025 shares of Series I Preferred Stock, the named executive officers and directors have the right to 1,884,664,401 votes. The percentage of voting rights in the table below assumes that all Series I shares held by directors and named officers are voted in any instance requiring stockholder vote.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)	Percent of Voting Rights (%)
Five Percent Stockholders:
William J. Caragol (1)	42,837,369	6.6%	37.2%

Named Executive Officers and Directors:
William J. Caragol (1)	42,849,430	6.6%	37.2%
Lyle L. Probst (2)	18,771,402	3.0%	16.6%
Jeffrey S. Cobb (3)	6,217,353	1.0%	5.1%
Michael E. Krawitz (4)	6,681,759	1.1%	5.5%
Ned L. Siegel (5)	5,499,897	0.9%	4.4%
Executive Officers and Directors as a group (5 persons) (6)	80,007,780	11.8%	68.8%

(1)	Mr. Caragol beneficially owns 42,837,369 shares which include 2,233,416 shares of Common Stock directly owned by Mr. Caragol. Mr. Caragol has sole voting power over 2,233,416 shares of our Common Stock. Mr. Caragol has sole dispositive power over 394,500 shares of our Common Stock. Mr. Caragol lacks dispositive power over 1,838,916 shares which are restricted as to transfer until January 1, 2018. Mr. Caragol owns 956 shares of Series I Preferred Stock, which may convert to 40,603,953 shares of Common Stock. The Series I Preferred Stock vests on January 1, 2018. On January 7, 2016, Mr. Caragol was granted 25,000,000 stock options, which vest: (i) 8,500,000 on January 1, 2017; (ii) 8,250,000 on January 1, 2018; (iii) 8,250,000 on January 1, 2019. Those shares are not included in the table above.

(2)	Includes 611,298 shares of our Common Stock and 25,000 shares of our Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 18, 2016. Mr. Probst lacks dispositive power over 244,631 shares, which are restricted until January 1, 2018. Mr. Probst owns 415 shares of Series I Preferred Stock, which may convert to 18,135,104 shares of common stock. The Series I Preferred Stock vests on January 1, 2018. On January 7, 2016, Mr. Probst was granted 15,000,000 stock options, which vest: (i) 5,100,000 on January 1, 2017; (ii) 4,950,000 on January 1, 2018; (iii) 4,950,000 on January 1, 2019. Those shares are not included in the table above.

(3)	Includes 574,800 shares of our Common Stock and 37,750 shares of our Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 18, 2016. Mr. Cobb lacks dispositive power over 60,000 shares, which are restricted until January 1, 2018. Mr. Cobb owns 138 shares of Series I Preferred Stock, which may convert to 5,604,803 shares of Common Stock. The Series I Preferred Stock vests on January 1, 2018.

(4)	Includes 622,800 shares of our Common Stock and 36,000 shares of our Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 18, 2016. Mr. Krawitz lacks dispositive power over 100,000 shares, which are restricted until January 1, 2018. Mr. Krawitz owns 151 shares of Series I Preferred Stock, which may convert to 6,022,959 shares of Common Stock. The Series I Preferred Stock vests on January 1, 2018.

(5)	Includes 631,076 shares of our Common Stock and 36,000 shares of our Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 18, 2016. Mr. Siegel lacks dispositive power over 120,000 shares, which are restricted until January 1, 2018. Mr. Siegel owns 114 shares of Series I Preferred Stock, which may convert to 4,832,821 shares of Common Stock. The Series I Preferred Stock vests on January 1, 2018.

(6)	Includes shares of our Common Stock beneficially owned by current executive officers and directors and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 18, 2016, in each case as set forth in the footnotes to this table.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to c/o PositiveID Corporation, 1690 South Congress Avenue, Suite 201, Delray Beach, Florida 33445. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address or calling Allison Tomek at (561) 805-8044.

By Order of the Board of Directors

[ ], 2016
William J. Caragol Chairman of the Board of Directors Chief Executive Officer

Annex A

FORM OF EIGHTH CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS PREVIOUSLY AMENDED,

OF

POSITIVEID CORPORATION

PositiveID Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors, does hereby certify that:

1. The name of the corporation (hereinafter called the “Corporation”) is PositiveID Corporation, formerly known as VeriChip Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 2001.

2. The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation, as previously amended (the “Certificate of Incorporation”), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation be amended by changing Section 4.1 of Article “IV” so that, as amended, Section 4.1 shall be and read as follows:

“Section 4.1 Authorized Capital Stock

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 9,900,000,000 shares, consisting of 9,895,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

3. The Certificate of Amendment has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

NOW, THEREFORE, the Corporation has caused this Certificate of Amendment to be signed this ____ day of ____, 2016.

POSITIVEID CORPORATION

By:
Name:
Title: